Exhibit 99.1

  Willis Group Issues Statement on Eric Dinallo's Nomination to New York State
                            Insurance Superintendent

    NEW YORK--(BUSINESS WIRE)--Dec. 15, 2006--Eric Dinallo, General Counsel of Willis Group Holdings, was today nominated by Governor-elect Eliot Spitzer of New York to serve as New York State Insurance Superintendent in the new administration. Joe Plumeri, Chairman and CEO of Willis, issued the following statement:



        Eric Dinallo is an individual with tremendous integrity and leadership who will be a valuable addition to the team Governor-elect Spitzer is assembling. During Eric's wide-ranging career in both the public and private sector, he has demonstrated the ability to cut through complex legal and regulatory issues and pursue a principle-based approach that promotes transparency and fair play. There is near-universal agreement that the regulation of the insurance industry needs reform and Eric is well-suited given his time with Willis and previously with Morgan Stanley to oversee this effort in New York.

        Over the past year, Eric has brought a meaningful perspective and has made a significant contribution to our corporate governance efforts as well as to how we embrace risk-based assessments and the changing paradigm of insurance regulation.

        He has done an outstanding job and while we are sorry to be losing Eric, I appreciate his deep commitment to public service, and am confident he will make an important contribution in his new role in promoting regulatory reform and New York's economic growth.


    Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in more than 100 countries, its global team of 15,400 Employees and Associates serves clients in some 190 countries. Willis is publicly traded on the New York Stock Exchange (NYSE: WSH). Additional information on Willis may be found on its web site: www.willis.com.

    Editor's note: Photo available upon request.

    CONTACT:

             Investors:
             Kerry K. Calaiaro, +1 212-837-0880
             kerry.calaiaro@willis.com
             or
             Media:
             Dan Prince, +1 212-837-0806
             daniel.prince@willis.com